EXHIBIT 99.1
Contacts: Carol K. Nelson Lars Johnson, CFO 425.339.5500 www.cascadebank.com	NEWS RELEASE

CASCADE FINANCIAL FIRST QUARTER NET INCOME GREW 19%;
SOLID LOAN AND DEPOSIT GROWTH CONTINUE

Everett, WA - April 24, 2007 - Cascade Financial Corporation (NASDAQ: CASB), parent company of Cascade Bank, today reported that net income grew 19% in the first quarter of 2007, compared to the first quarter of 2006, including a one-time gain from the early adoption of Statement of Financial Accounting Standard (FAS) 159. Core earnings grew 8% from the first quarter of 2006. Revenues increased from a year ago, while loan and deposit generation remained strong. In the quarter ended March 31, 2007, Cascade earned $3.8 million, or $0.30 per diluted share, compared to $3.2 million, or $0.26 per diluted share, in the first quarter of 2006. All per share data has been adjusted to reflect the 5-for-4 stock split paid in May of 2006.

In April 2007, Cascade early adopted FAS 159 effective January 1, 2007, marking designated investment securities, FHLB advances, an interest rate swap and Trust Preferred Securities to fair value, resulting in a net gain of $515,000 (tax adjusted $345,000). The FAS 159 gain represented approximately $0.028 per diluted share in after-tax earnings.

“We began this year with strong first quarter performance, generating good growth in loans and deposits and solid earnings growth,” stated Carol K. Nelson, President and CEO. “The implementation of FAS 159 simply augmented a strong core earnings performance. The local economy and real estate market remain robust, and loan demand has followed suit. We generated 13% loan growth in the last year, and an 11% increase in checking account balances has helped mitigate the impact of a very competitive market.”

“We believe that greater clarity and a more accurate reflection of the strength of our core business is obtained by subtracting non-recurring gains and adding back special charges to our GAAP earnings,” added Lars Johnson, Chief Financial Officer.

CORE EARNINGS TO GAAP RECONCILIATION (1)

($ in 000s)	1Q07	4Q06	1Q06	Change
GAAP Net income	$3,765	$3,542	$3,172	19%
Adjustments
Less: Gain on CRE loan sale	-	(256)	-
Less: Valuation gain FAS 159	(515)	-	-
Plus: Interest rate swap termination fee	-	150	-
Plus: Conversion expenses	-	151	-
Net tax effect	170	(15)	-
Core earnings	$3,420	$3,572	$3,172	8%

1) Cascade defines core earnings as net income excluding certain non-core items that fluctuate significantly or occur infrequently. These non-core items include merger-related expenses, significant infrequent gains, losses or expenses that are not reflective of continuing operations. Core earnings is a non-GAAP financial measure.

1Q07 Financial Highlights: (Compared to 1Q06)

•	Net income grew 19%.

•	Checking account balances grew 11%.

•	Core commercial loan portfolio (construction, business and commercial real estate) increased 19% to $888 million.

•	Total loans increased 13% to $1.0 billion.

•	Total assets increased 11% to $1.4 billion.

•	Credit quality remained very strong:

•	Nonperforming assets were 0.07% of total assets at quarter-end.

•	Net charge-offs were only 0.01% of total loans.

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Cascade Financial - 1Q07 Results
April 24, 2007

Balance Sheet Management

“Loan demand has remained strong in the Puget Sound area, particularly business and commercial real estate lending as population growth and job creation in our market area continue to outpace the state,” Nelson said. “The building of new commercial and residential properties is also fueling the economic expansion.” According to US Census estimates the population of Snohomish County has increased 10.5% since April 1, 2000, whereas Washington state’s population increased 8.5%.

“Total loans grew by over $30 million in the first quarter and $117 million on a year-over-year basis, to $1.04 billion at the end of March,” added Johnson. “For the first quarter, total loans were up 12% on an annualized basis and 13% for the 12 month period. Without the $34.1 million commercial real estate loan sale in the fourth quarter of 2006, total loans would have increased by 16% year-over-year.”

“The pricing on multifamily and some commercial real estate transactions has gotten so competitive that these loans have become borderline profitable and are therefore unattractive,” Nelson said. “As a result, we have focused on business and construction lending segments where we can add value to the borrower and still generate adequate margins despite the competition.”

Core commercial loans, which include business, construction, and commercial real estate, increased 19% to $888 million at quarter-end, from $749 million at the end of March 2006. These loans now account for 85% of total loans, compared to 81% of total loans at March 31, 2006.

Construction lending has been particularly strong, growing by 78% to $315 million over the last year, and business loans increased 8% to $456 million. Commercial real estate loans decreased by 20% to $118 million and multifamily loans dropped 29% to $29.6 million, reflecting the loan sale in the fourth quarter of 2006 and an emphasis on more profitable lending segments. Total retail loans, which include single-family mortgages as well as home equity and other consumer loans, decreased by 8% to $123 million.

The following table shows loans in each category:

LOANS ($ in 000s)	March 31, 2007		December 31, 2006		March 31, 2006
Business	$456,234	44%	$442,391	44%	$423,954	46%
R/E Construction	314,613	30%	289,993	29%	177,158	19%
Commercial R/E	117,524	11%	119,298	12%	147,549	16%
Multifamily	29,646	3%	34,719	3%	41,949	5%
Retail	122,944	12%	124,036	12%	133,330	14%
Total Loans	$1,040,961	100%	$1,010,437	100%	$923,940	100%

The strong loan growth contributed to an 11% increase in total assets to $1.38 billion. The investment portfolio, which has been in a run-off mode in the recent past, increased by $2 million to $241 million through the purchase of CRA eligible investments.

“Our High Performance Checking (HPC) program for personal accounts has helped build transaction accounts and decreased our dependence on costly time deposits,” Nelson said. “At the end of March 2005, just before the launch of our HPC program, total deposits were $782 million, 60% of which were CDs. Since that time, total deposits have grown to $889 million, while CDs have decreased to just over half of total deposits. While we still have room for improvement, I anticipate that the addition of our new Business HPC program, launched in January 2007, should help us continue to improve our funding mix.”

Cascade opened over one thousand new personal checking accounts in the first quarter, an increase of 42% year-over-year, primarily reflecting the success of HPC targeting retail accounts. Personal checking balances have grown by 14% and business checking balances have increased by 9% over the past year. Savings and money market account balances have grown by 46% over the past year, reflecting a focus on generating accounts from local governments.

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Cascade Financial - 1Q07 Results
April 24, 2007

DEPOSITS ($ in 000s)	March 31, 2007		December 31, 2006		March 31, 2006
Personal checking accounts	$59,475	7%	$57,075	7%	$52,145	7%
Business checking accounts	75,440	8%	82,432	9%	69,214	9%
Savings and MMDA	292,726	33%	290,444	34%	199,872	25%
CDs	461,032	52%	425,498	50%	458,762	59%
Total Deposits	$888,673	100%	$855,449	100%	$779,993	100%

Stockholders’ equity increased 8% to $115 million, compared to $107 million at the end of March 2006. Book value per share grew to $9.50 at quarter-end, from $8.87 a year ago. Tangible book value was $7.40 per share at the end of the quarter, compared to $6.71 twelve months earlier. Cascade remains well capitalized with a Tier 1 Capital ratio of 8.68%.

Asset Quality

At the end of the first quarter, nonperforming loans (NPLs) were $953,000, compared to $851,000 at the end of the preceding quarter and $660,000 at the end of the first quarter of 2006. NPLs represented 0.09% of total loans at March 31, 2007, compared to 0.08% three months earlier and 0.07% a year earlier. Nonperforming assets were just 0.07% of total assets, compared to 0.06% at the end of the preceding quarter, and 0.05% a year ago. Of the loans on non-accrual, $801,000 are business loans and $152,000 are retail/installment loans. No construction, commercial real estate or residential loans are on non-accrual status. Net charge-offs (NCOs) were $68,000 in the quarter, or less than 0.01% of total loans, compared to $167,000 in the December 2006 quarter and a net recovery of $5,000 in the first quarter a year ago.

The provision for loan losses was $250,000 in the first quarter of 2007, far exceeding NCOs but reflecting the continued growth in the loan portfolio. The allowance for loan losses was $11.2 million at quarter-end, equal to 1.07% of total loans and far in excess of nonperforming loans.

The Bank does not generally make sub-prime residential real estate loans. Therefore, it has not been affected by the increasing level of delinquencies and defaults that have occurred in that category.

Operating Results

In the first quarter, net interest income increased 8% to $10.3 million, compared to $9.5 million a year earlier. Noninterest income increased 55% to $2.1 million for the quarter, compared to $1.3 million in the first quarter a year ago, including the FAS 159 gain of approximately $515,000. Without the FAS 159 gain, noninterest income increased 16%, primarily due to an increase in checking fees and a gain on sale of residential loans originated during the quarter.

“A benefit of the HPC program, in addition to lowering our deposit costs, is the checking fees associated with these accounts,” Nelson said. “These fees increased 12% from the previous quarter and 16% from the first quarter last year.”

Total other expenses were up 9% to $6.4 million in the first quarter of 2007, compared to $5.9 million in the same quarter last year. The rise in operating expenses included a $396,000 increase in other operating expenses, of which $88,000 was for marketing costs associated with the implementation of Business High Performance Checking and $96,000 was an increase in Washington State Business and Occupation Taxes paid.

Net Interest Margin & Interest Rate Risk

“Despite making steady improvements in our asset and deposit mix, our net interest margin has remained stable,” Johnson said. “The CDs that still make up half of our deposit base are repricing at higher rates, and we continue to see tough competition on the pricing of new deposits. While our asset yield increased 2 basis points more than our liability for the first time in a year, growing the net interest margin in this competitive interest rate environment remains a challenge.” The net interest margin was 3.26% in the first quarter, compared to 3.23% in the preceding quarter and 3.31% in the same quarter last year.

	1Q07	4Q06	3Q06	2Q06	1Q06	4Q05	3Q05	2Q05	1Q05
Asset yield	7.17%	7.03%	6.95%	6.76%	6.53%	6.41%	6.33%	6.17%	5.97%
Liability cost	4.38%	4.26%	4.15%	3.94%	3.60%	3.50%	3.28%	3.11%	2.94%

Spread	2.79%	2.77%	2.80%	2.82%	2.93%	2.91%	3.05%	3.06%	3.03%
Margin	3.26%	3.23%	3.24%	3.24%	3.31%	3.29%	3.41%	3.38%	3.34%

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Cascade Financial - 1Q07 Results
April 24, 2007

“Our interest rate risk models show that we still have only moderate exposure to interest rate moves in either direction,” Johnson said.

Performance Measures

Cascade’s return on tangible equity (ROTE) was 17.0% for the first quarter of 2007, compared to 16.0% a year ago. Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares, and believes that it provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 13.3% in the quarter, compared to 12.0% a year earlier. Return on average assets (ROA) was 1.13% for the quarter versus 1.04% for the same quarter in 2006. The efficiency ratio improved to 52.1% in the first quarter of 2007, versus 54.2% in the same quarter a year ago.

FAS 159

In April 2007, the Audit and Finance Committee of the Board approved the early adoption of FAS 159 and FAS 157, which allows companies the opportunity to designate specific assets and liabilities for fair value accounting. For those that adopt the standard early, any fair value adjustments between book and fair value will be made through retained earnings rather than through earnings. The changes in fair value between January 1, 2007 and March 31, 2007 of designated assets and liabilities are recognized in quarterly earnings for 1Q07. The assets and/or liabilities would need to be reported at fair value each quarter, with the changes in value recorded through the income statement.

To reduce the potential volatility in earnings, enhance liquidity, streamline accounting, improve net interest margin and reduce interest rate risk exposure, Cascade Financial Corporation opted to adopt FAS 159 and FAS 157 early. As a result of this action, the Bank made the following elections relative to its assets and liabilities:

1. Apply fair value accounting to a $10 million interest rate swap that was hedging a long term CD previously accounted for using the short cut method of applying hedge effectiveness under FAS 133 to fair value.

The swap was terminated effective April 13, 2007, at a loss of $308,000.

2. Terminate $45 million in FHLB advances with an average coupon of 5.83%.

Obtain new advances with an average rate of 4.66%. These transactions reduced interest rate expense by 117 basis points on these liabilities.

3. Re-designate securities held for trading and sell $70 million of par value investment securities with an average yield of 4.22%. There are three groups of investment securities that were targeted for sale.

The first group consisted of $26 million of intermediate term agency callable notes in the available-for-sale (AFS) portfolio that carried premiums due to adjustments mandated by FAS 133 accounting. The second group of securities was $28 million of low coupon, agency notes with remaining maturities of two to three years that were in the AFS portfolio. The final group of securities is $16 million of step-up bonds, which are held in the held-to-maturity (HTM) portfolio. These long-term securities have low current coupons that increase in defined intervals over time. However, currently, their coupons are among the lowest and their maturities the longest in the portfolio.

Table 1 compares the March 31, 2007 fair value and the price at which the bonds were sold. Given that rates fell between January 1 and March 31, 2007, the mark-to-market on these bonds generated an unrealized gain of $491,000 in 1Q07. That gain was almost totally reversed as rates increased in April 2007. The proceeds from the sale were $482,000 less than the stated fair value as of March 31, 2007.

Of the $70 million in securities sold, $42 million had final maturities of greater than 5 years. The weighted average maturity of securities sold was 5.8 years and would be projected to lose approximately $6 million in market value in a +200 bp interest rate shock environment. Therefore, selling these securities meaningfully reduced our exposure to rising rates.

4. Apply fair value accounting to Cascade Capital Trust I (CCTI).

By applying FAS 159, we established a fair value for Cascade Capital Trust I of approximately 117 or$11.17 million for our $10 million in trust preferred securities. This resulted in charging off the unamortized issuance costs to retained earnings of $654,000 as mandated by the accounting standard. The $1.17 million fair value premium is the result of the 11% coupon and the 5.5% call premium. This fair value premium should be effectively written down to the $550,000 premium to call the security on March 1, 2010, which is embedded in the fair value of the security.

Consistent with FAS 159, the differences between the fair value of the designated instruments and the book value adjustment through retained earnings as of January 1, 2007, is approximately $4.9 million, of which $2.1 million is already recognized in other comprehensive income (OCI) as the difference between the book value and fair value of the $54 million securities that were held in the available-for-sale category of the investment portfolio.

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Cascade Financial - 1Q07 Results
April 24, 2007

The change in fair value for these designated assets/liabilities between January 1 and March 31, 2007 were recognized in the income statement. Net income was increased by $515,000 or by $345,000 after tax - 2.8 cents per diluted share.

In April 2007, the designated securities were sold and the FHLB advances terminated. The net result of the gains and losses of those transactions will be a net gain of approximately $88,000 before tax and $59,000 after tax to be recognized in 2Q07 as our savings on terminating the advances more than offset the loss on the sale of investments and the loss on the termination of the swap.

The combined impact of these transactions is projected to increase the Bank’s net interest margin by 8 to 12 basis points over where it would be otherwise.

A more detailed description of these transactions will be available in the Corporation’s Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) by May 14, 2007.

FAS 159 Transactions
Table 1
($ in 000s)
		Impact on Retained Earnings Effective 1/1/07	Impact on 1Q07 Net Income	Impact on 2Q07 Net Income

Par Value
10,000	Interest rate swap	$(312)	$57	$(53)
45,000	FHLB advances	(1,654)	(70)	623
16,000	Investment securities HTM	(554)	145	(95)
54,000	Investment securities AFS	(2,108)	346	(387)
10,000	Cascade Capital Trust I (CCTI)	(1,688)	37	NA
	Unamortized issuance costs (CCTI)	(654)	NA	NA
	Other comprehensive income	2,108	NA	NA
	Total	$(4,862)	$515	$88

	Adjusted for taxes	$(3,160)	$345	$59

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, April 25, at 11:00 am PDT (2:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com under shareholder information. Investment professionals are invited to dial (303) 262-2139 to participate in the live call. A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11086538#.

About Cascade Financial

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Everett, Washington. Cascade Bank has proudly served the Puget Sound region for over 90 years and operates 19 full service branches in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend, with a Shoreline branch scheduled to open this summer.

In September 2006, US Banker magazine named President and CEO Carol Nelson one of 25 Women to Watch in the industry. Ryan Beck & Co. ranked CASB #56 on its list of top performing bank stocks nationally, based on a five-year total return. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.

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Cascade Financial - 1Q07 Results
April 24, 2007

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These measures include core earnings, return on tangible equity, tangible book value per share and tangible capital to asset ratio.  These measures should not be construed as a substitute for GAAP measures; they should be read and used in conjunction with Cascade’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included elsewhere in this release.

For 2006 and the most recent quarter, Cascade has identified gains and losses on sales of loans and securities, interest rate swap termination costs, technology conversion and stock option expenses (net of related tax effects) and “tangible equity” which excludes intangible assets, as non-core in the computation of core earnings. Cascade views these charges as infrequent and not specifically related to its operating activities during the current periods. Management uses the non-GAAP information above internally, and has disclosed it to investors, based on its belief that the information provides additional, valuable information relating to its operating results in light of its business strategies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the risks inherent in significant construction and commercial RE lending, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

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Cascade Financial - 1Q07 Results
April 24, 2007

INCOME STATEMENT	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts)	March 31, 2007	December 31, 2006	Change	March 31, 2006	Change
(Unaudited)
Interest income	$22,631	$22,226	2%	$18,787	20%
Interest expense	12,354	12,000	3%	9,267	33%
Net interest income	10,277	10,226	0%	9,520	8%
Provision for loan losses	250	150	67%	250	0%
Net interest income after provision for loan losses	10,027	10,076	0%	9,270	8%
Noninterest income
Gain on sale of loans	88	305	-71%	39	126%
Valuation gain FAS 159	515	-	NA	-	NA
Checking fees	874	782	12%	756	16%
Service fees	254	259	-2%	256	-1%
Loss on sale of real estate	-	-	NA	(27)	NA
Bank owned life insurance	195	197	-1%	187	4%
Other	125	(31)	-503%	114	10%
Total other income	2,051	1,512	36%	1,325	55%

Total income	12,078	11,588	4%	10,595	14%

Compensation expense	3,305	3,166	4%	3,159	5%
Other operating expenses	3,050	2,934	4%	2,654	15%
Conversion expenses	-	151	-100%	-	NA
Option expense	68	75	-9%	62	10%
Total other expense	6,423	6,326	2%	5,875	9%

Net income before provision for income tax	5,655	5,262	7%	4,720	20%

Provision for income tax	1,890	1,720	10%	1,548	22%

Net income	$3,765	$3,542	6%	$3,172	19%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.31	$0.29	6%	$0.26	18%
Earnings per share, diluted	$0.30	$0.29	6%	$0.26	18%

Weighted average number of shares outstanding
Basic	12,103,616	12,089,248		12,021,223
Diluted	12,388,245	12,378,770		12,343,698

	March 31, 2007	December 31, 2006		March 31, 2006
PERFORMANCE MEASURES AND RATIOS
Return on equity	13.31%	12.26%		12.03%
Return on tangible equity	16.96%	15.98%		15.99%
Return on average assets	1.13%	1.06%		1.04%
Efficiency ratio	52.10%	53.89%		54.17%

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Cascade Financial - 1Q07 Results
April 24, 2007

BALANCE SHEET			Three Month		One Year
(Dollars in thousands except per share amounts)	March 31, 2007	December 31, 2006	Change	March 31, 2006	Change
(Unaudited)
Cash and due from banks	$20,696	$23,707	-13%	$15,762	31%
Interest-bearing deposits	22,451	19,172	17%	1,976	1036%

Securities held-to-maturity	84,424	96,846	-13%	98,221	-14%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Securities available-for-sale	76,569	130,656	-41%	142,030	-46%
Securities held-for-trading	68,579	-	NA	-	NA
Total securities	241,492	239,422	1%	252,171	-4%
Loans
Business	456,234	442,391	3%	423,954	8%
R/E construction	314,613	289,993	8%	177,158	78%
Commercial R/E	117,524	119,298	-1%	147,549	-20%
Multifamily	29,646	34,719	-15%	41,949	-29%
Home equity/consumer	27,148	27,686	-2%	30,531	-11%
Residential	95,796	96,350	-1%	102,799	-7%
Total loans	1,040,961	1,010,437	3%	923,940	13%
Deferred loan fees	(3,524)	(3,434)	3%	(3,379)	4%
Allowance for loan losses	(11,170)	(10,988)	2%	(10,509)	6%
Loans, net	1,026,267	996,015	3%	910,052	13%
Premises and equipment, net	13,777	12,003	15%	12,169	13%
Bank owned life insurance	18,139	17,974	1%	17,473	4%
Other assets	13,983	10,991	27%	10,830	29%
Goodwill and other intangibles	25,325	25,970	-2%	26,076	-3%

Total assets	$1,382,130	$1,345,254	3%	$1,246,509	11%

Deposits
Personal checking accounts	$59,475	$57,075	4%	$52,145	14%
Business checking accounts	75,440	82,432	-8%	69,214	9%
Savings and money market accounts	292,726	290,444	1%	199,872	46%
Certificates of deposit	461,032	425,498	8%	458,762	0%
Total deposits	888,673	855,449	4%	779,993	14%
FHLB advances	242,723	243,000	0%	251,000	-3%
Securities sold under agreement to repurchase	95,719	95,710	0%	72,047	33%
Other liabilities	12,571	10,121	24%	11,342	11%
Jr. Sub. Deb. (Trust Preferred Securities)	27,477	25,775	7%	25,206	9%

Total liabilities	1,267,163	1,230,055	3%	1,139,588	11%

Stockholders' equity
Common stock and paid in capital	39,919	39,551	1%	38,695	3%
Retained earnings	75,725	77,952	-3%	71,154	6%
Accumulated comprehensive loss, net	(677)	(2,304)	-71%	(2,928)	-77%
Total stockholders' equity	114,967	115,199	0%	106,921	8%

Total liabilities and stockholders' equity	$1,382,130	$1,345,254	3%	$1,246,509	11%

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Cascade Financial - 1Q07 Results
April 24, 2007

AVERAGE BALANCES		Quarter Ended
(Unaudited) (Dollars in Thousands)	March 31, 2007	December 31, 2006	March 31, 2006
Average assets	$1,351,906	$1,324,052	$1,218,637
Average earning assets	1,279,589	1,254,662	1,151,619
Average loans	1,027,127	1,007,150	898,228
Average deposits	853,647	838,847	782,460
Average equity	114,728	114,627	105,449
Average tangible equity	88,787	88,639	79,347

ASSET QUALITY	March 31, 2007	December 31, 2006	March 31, 2006
Nonperforming loans (NPLs)	$953	$851	$660
Nonperforming loans/total loans	0.09%	0.08%	0.07%
Net loan charge-offs (recoveries) in the quarter	$68	$167	$(5)
Net charge-offs/total loans	0.01%	0.02%	0.00%
Allowance for loan losses/total loans	1.07%	1.09%	1.14%
Allowance for loan losses/nonperforming loans	1172%	1291%	1592%

Nonperforming assets	$953	$851	$660
Nonperforming assets/total assets	0.07%	0.06%	0.05%

EQUITY ANALYSIS	March 31, 2007	December 31, 2006	March 31, 2006
Total equity	$114,967	$115,199	$106,921
Less: goodwill and intangibles	25,325	25,970	26,076
Tangible equity	89,642	89,229	80,845

Common stock outstanding	12,107,685	12,093,699	12,051,494
Book value per common share	$9.50	$9.53	$8.87
Tangible book value per share	$7.40	$7.38	$6.71

Capital/asset ratio (including Jr. Sub. Deb.)	10.31%	10.48%	10.60%
Capital/asset ratio (Tier 1)	8.68%	8.89%	8.93%
Tangible capital/asset ratio (excluding Jr. Sub. Deb.)	6.61%	6.76%	6.62%

		Quarter Ended
INTEREST SPREAD ANALYSIS	March 31, 2007	December 31, 2006	March 31, 2006
Yield on loans	7.78%	7.74%	7.09%
Yield on investments	4.67%	4.57%	4.52%
Yield on earning assets	7.17%	7.03%	6.53%

Cost of deposits	3.99%	3.83%	3.03%
Cost of FHLB advances	4.81%	4.82%	4.44%
Cost of other borrowings	1.93%	1.79%	1.91%
Cost of Jr. Sub. Deb.	7.82%	8.20%	8.48%
Cost of interest-bearing liabilities	4.38%	4.26%	3.60%

Net interest spread	2.79%	2.77%	2.93%
Net interest margin	3.26%	3.23%	3.31%

-0-
Note: Transmitted on Business Wire at 1:00 p.m., PDT on April 24, 2007